                                                                  Exhibit 10.6


                              DEVELOPMENT CONTRACT

                                     BETWEEN


                                   AWARE, INC.
                               ONE MEMORIAL DRIVE
                               CAMBRIDGE, MA 02142

                                       AND

                              ANALOG DEVICES, INC.
                             181 BALLARDVALE STREET
                              WILMINGTON, MA 01887

     This contract is entered into as of the 25 day of September 1993 by and between Aware, Inc. (hereinafter referred to as "AWARE") a corporation organized and existing under the laws of Massachusetts, with offices in Cambridge, Massachusetts and Analog Devices, Incorporated (hereinafter referred to as "ADI") a corporation organized and existing under the laws of Massachusetts, with offices in Wilmington, Massachusetts.

     WHEREAS, ADI is about to engage in the business of providing products and technology for Asymmetric Digital Subscriber Loop (ADSL) and related areas in which equipment vendors will be provided with a transceiver solution compliant with the T1E1.4 ADSL standard consisting of chipsets, requisite software algorithms and hardware reference designs,

     WHEREAS, AWARE is engaged in the business of providing system designs, algorithms and software implementations for ADSL and related areas,

     WHEREAS, AWARE desires to grant to ADI a license to certain of its proprietary software, a copy of which is attached hereto and incorporated herein (hereinafter referred to as the "LICENSE AGREEMENT")

     WHEREAS, ADI desires that AWARE demonstrate the integration of its system designs, algorithms and software on the ADI DSP chips, and

     WHEREAS, ADI wishes to enable the building of a standard compliant discrete multitone (DMT) ADSL transceiver which will support all data rates and functions mandated in the T1E1.4 standard as of August 2, 1993, or as mutually agreed to in future revisions using ADI DSP chips.

     NOW, THEREFORE, the parties agree as follows:

     1. ADI will pay a license fee and royalties to AWARE as set forth in the License Agreement which is attached hereto and which is being executed simultaneously herewith.

     2. AWARE agrees to provide ADI with software that will operate ADI microprocessors and implement all functions as specified in the ANSI TIE1.4 standard as of August 2, 1993 or as mutually agreed to in future revisions.

     3. ADI will provide AWARE with development stations to program 21020, 21XX and Z3/Z5 DSPs. These may be either ADI or third party products. They are to be provided within seven (7) days of signing of this contract. Three development stations for the 21020 and Z3 will be provided and two for the 21XX. A list of specific development stations is set forth as Exhibit A which is attached hereto and incorporated herein.

     4. ADI will provide on site DSP programming assistance at Aware of one person one month starting on or about September 1, 1993.

     5. ADI will provide DSP engines for the prototype in the quantities required by AWARE. AWARE will provide ADI with a delivery schedule three (3) months prior to the desired date of delivery unless ADI indicates that said engines are in inventory.

     6. ADI is responsible for the delivery of an analog front end for the DMT transceiver prototype. This must be delivered to

AWARE by December 1, 1993 for integration with the remaining (digital) prototype functions. The analog front end must be capable of data rates up to 6 Mbps downstream and 384 kbps upstream. Frequency division multiplexing will be used to separate upstream and downstream data. In the event that the analog front end is not capable of operating a required data rate, AWARE will not be responsible for demonstrating the prototype at that data rate.

     7. ADI will provide integrated semiconductor solutions to replace the DSP engines as demanded by mutual customers of AWARE and ADI.

     8. AWARE and ADI are actively seeking participants for an ADSL development alliance. ADI agrees to pay AWARE 50% of Participation Fees within 10 days of receipt of received fees. If ADI must refund any portion of the participation fees, AWARE will refund 50% of that to ADI within ten (10) days of ADI's refund.

     9. The timetable for the performance of the obligations of the parties hereunder is as follows: Both parties acknowledge that the following milestones will be attempted on a "best efforts basis". Failure to meet the milestones shall not be deemed a breach of this Agreement.

                  PROJECT MILESTONES

                  Goal:
                  Prototype units by March 1, 1994. Shippable units by July 1, 1994.

                  Project kickoff: August 10, 1993
                  Announcement to selected government agencies.
                  Week of August 16: Joint ADI/AWARE press announcement on ADSL product development.

                  Milestone 1: September 1, 1993
                  Hardware platform selected for prototype development. This will be an off-the-shelf board with ADI microprocessors.
                  Specifications for steady state modules for transceiver functions.

                  Coding underway:.
                  Modulating/demodulating transform
                  FIR time-domain equalizer

                  Milestone 2: October 1, 1993
                  Specification of modules complete

                  Coding of the following modules underway:
                  Digital Interface:
                  Reed Solomon codes
                  Interleaving
                  Data multiplexing

                  Steady state DSP functions
                  S/P converter
                  QAM encoder/decoder
                  Frequency domain equalizers
                  Synchronization symbol insertion
                  Timing recovery phase lock loop
                  Cyclic prefix insertion

                  Initialization functions
                  TDQ. training
                  Symbol synchronization
                  SNR evaluation
                  Bit allocation algorithm
                  Exchange algorithm

                  Debugging of the following modules underway:
                  Modulating/demodulating transform
                  FIR time domain equalizer

                  Milestone 3: November 1, 1993
                  Debugging underway (coding complete) of the following modules:
                  Digital Interface:
                  Interleaving

                  Steady state DSP functions
                  S/P converter
                  QAM encoder/decoder
                  Frequency domain equalizers
                  Synchronization symbol insertion
                  Timing recovery phase lock loop
                  Cyclic prefix

                  Coding still in progress of modules:
                  Digital Interface:
                  Reed Solomon codes
                  Data multiplexing

                  Initialization functions
                  TDQ. training
                  Symbol synchronization
                  SNR evaluation
                  Bit allocation algorithm
                  Exchange algorithm

                  Milestone 4: December 1, 1993
                  Completion of coding for all modules (not all in real-time) Plan for transition to first shippable units complete

                  Coding underway, some debugging of the following modules:
                  Digital Interface:
                  Reed Solomon codes
                  Data multiplexing

                  Initialization functions
                  IDQ training
                  Symbol synchronization
                  SNR evaluation
                  Bit allocation algorithm
                  Exchange algorithm

                  Testing underway:
                  Steady state DSP operation

                  Milestone $: December 31, 1993
                  Real time demonstration of steady state operation.

                  Debugging continues for modules:
                  Initialization functions
                  TDQ training
                  Symbol synchronization
                  SNR evaluation
                  Bit allocation algorithm
                  Exchange algorithm

                  Testing underway for:
                  Steady state DSP testing continues
                  Some testing of initialization algorithms

                  Milestone 6: February 1, 1994
                  Real time demonstration and test of steady state operation continues
                  Testing of initialization algorithms continues.
                  Debugging continues for some initialization functions

                  Milestone 7: March 1, 1994
                  Real time demonstration of prototype transceiver. This will require the ADI A/D/A boards.
                  Some site testing underway (Ameritech and/or NYNEX)

                  NOTE 1: Studies of trellis coding and echo cancellation algorithms will be performed in parallel with the above tasks. These are optional transceiver functions in the T1E1 standard.

                  NOTE 2: ADI agrees to have available Z3 DSP chips for first shippable units. ADI shall exercise reasonable commercial efforts to develop Z3 chips to meet currently projected specifications. First shippable units are expected by July 1, 1994. ADI agrees to make Z3 chips available to AWARE 90 days prior to date of first shippable unit availability.

     10. AWARE will provide full support for its software including bug fixes consistent with standard software industry practices for four years. Any upgrades and enhancements of the software will be jointly considered by AWARE and ADI as the need for them arises.

     11. The parties will jointly visit ADSL customers as reasonably required.

     12. The parties will be sufficiently represented at all T1E1.4 committee meetings and will submit technical contributions as mutually agreed upon.

     13. AWARE will be available for third party technical audits as requested by ADI provided that it receives two weeks notice in advance of such audits.

     14. The parties agree that this is an exclusive teaming arrangement joining AWARE system designs, algorithms and software and ADI DSP platforms for the T1E1.4 DMT standard ADSL transceiver. Neither party shall enter into competing agreements with third parties unless the other party had defaulted in its obligations hereunder or unless the license granted under the LICENSE AGREEMENT becomes non-exclusive as provided therein.

     15. ADI agrees to sell to AWARE up to 5% of the annual production of ADI chipsets used for ADSL at market pricing.

     16. It is understood and agreed that system designs, algorithms and software developed by AWARE will be owned by AWARE and that chipsets developed by ADI will be owned by ADI. Intellectual property created by AWARE or ADI shall be the property of the company that created it. Intellectual property developed jointly by AWARE and ADI shall be owned jointly by AWARE and ADI.

     17. If AWARE, in its sole discretion, decides to sell a derivative work based on the PROGRAM(s) as described in the LICENSE AGREEMENT and that derivative work implements AWARE's discrete wavelet transform in place of the Fourier Analysis utilized in the PROGRAM(s), then AWARE will license this derivative work to ADI under substantially the same terms as contained in the LICENSE AGREEMENT with the following addition:

     a. ADI will market the derivative work in a manner that allows AWARE to collect a royalty above and beyond that in the LICENSE AGREEMENT from either the end user or ADI.

     18. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, USA, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     19. The parties hereto acknowledge that the Agreement and the LICENSE AGREEMENT which is being executed simultaneously herewith sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     20. No provision of the Agreement is intended to conflict with any law, and the provisions should be construed in a manner that will uphold their validity. In the event that any provision is found to be contrary to any law, it shall be deemed unenforceable, and the parties or the court shall substitute a lawful provision in its place which is equitable and which, to the extent possible, reflects the original intent of the parties. Unless it would be inequitable to do so, all other provisions of the Agreement shall remain in full force and effect.

     21. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     22. In no event shall either party be liable for special, incidental or consequential damages due to any cause whatsoever. No suit or action shall be brought against one party by the other more than one year after the related cause of action has accrued. In no event shall the accrued total liability of any party from any lawsuit, claim, warranty or indemnity exceed the aggregate sum paid by ADI to AWARE under the License Agreement by and between AWARE and ADI of even date.

     IN WITNESS WHEREOF, the parties duly execute this Agreement the day and year set forth below.



/s/ Howard L. Resnikoff                      Date: 25 Septembr, 1993
- ----------------------------------                 -------------------------
Howard L. Resnikoff
Chief Executive Officer
Aware, Inc.



/s/ Robert P. McAdam                         Date: 9/24/93
- ----------------------------------                 -------------------------
Robert P. McAdam
Analog Devices, Inc.
Vice President

                        Amendment to Development Contract
                                     Between
                            Aware and Analog Devices
                             Dated 25 September 1993

By agreement of the parties hereto this amendment hereby modifies the DEVELOPMENT CONTRACT between Aware, Inc. and Analog Devices, Inc., dated 25 September 1993, a copy of which is attached, as set forth below.

WHEREAS, ADI is about to engage in the business of providing "products and technology for data and voice services over fiber, coax and hybrid fiber/coax networks" (HEREINAFTER REFERRED TO AS "HFC") with a transceiver solution utilizing multicarrier technology and consisting of ASIC and programmable chipsets, baseband and RF components, requisite software, system and hardware reference designs,

WHEREAS, Aware is engaged in the business of providing system designs, algorithms and software implementations for HFC,

WHEREAS Aware desires to grant ADI a license to use certain of its system designs, algorithms and proprietary software, a copy of which is attached hereto and incorporated herein (hereinafter referred to as the "AMENDMENT TO THE LICENSE AGREEMENT")

WHEREAS, ADI desires that Aware integrate certain system designs, algorithms and software on ADI DSP chips and that Aware provide system design and algorithms descriptions for ADI's ASIC chip developments, and

WHEREAS ADI wishes to enable the building of HFC using ADI ASICs, DSP and analog chips.

WHEREAS ADI and AWARE desire to make HFC defacto standards and will jointly work towards this.

NOW, THEREFORE, the parties agree to amend the DEVELOPMENT CONTRACT of 25 September 1993 by the addition of the following sections:

23. For HFC ADI will pay Aware a license fee and royalties to Aware as set in the AMENDMENT to LICENSE AGREEMENT, which is attached hereto and is being executed simultaneously herewith.

24. Aware agrees to provide ADI with software, system designs and algorithms that will operate on ADI DSPs and enable the development of ADI ASICs to implement HFC.

25. In the event that ADI and Aware seek participants for an HFC Alliance or development program, AD! and Aware shall share any fees equally. The party receiving any fees associated with joining said alliance or development program shall pay 50% to the other party within 10 days of receiving such fees.

26. Timetable.
Both parties acknowledge that the following milestones will be attempted on a best efforts basis. Failure to meet milestones will not be considered a breach of this Agreement.

Project Milestones:

Milestone 1: June 1, 1994
Project Kickoff.

Milestone 2: July 1, 1994
Preliminary digital subsection system design complete
Algorithm definitions for ADI ASIC complete

Milestone 3: August 1, 1994
Steady state table-top demonstration of digital section
       - Head-end to multiple H-ISUs

Milestone 4: November 1, 1994
Fully functional table top demonstration of digital section
       - hands-off ranging functionality, etc.
       - integrated with existing analog system
       - M-ISU functions (96 channels, order wire plus 86 DS0+)
Full system design and algorithm specification for ADI ASIC.

27. The parties will jointly visit appropriate customers as reasonably required.

28. The parties agree that this is an exclusive teaming agreement joining AWARE system designs, algorithms and software and ADI ASIC, DSP and analog components for HFC. Neither party shall enter into competing agreements with third parties unless the other party had defaulted in its obligations hereunder or unless the license granted under the AMENDMENT TO LICENSE AGREEMENT becomes non-exclusive as provided therein.

29. ADI agrees to sell to Aware 5% of the annual production of ADI HFC PRODUCTS at market pricing.

30. Aware agrees that in the event the technology developed under this program and owned by Aware becomes a standard for HFC then Aware will license that technology on fair, equitable and non-discriminatory terms. Similarly, ADI agrees that in the event the technology developed under this program and owned by ADI becomes a standard for HFC then ADI will license that technology on fair, equitable and non-discriminatory terms.

Except as herein modified, the terms and conditions of the original DEVELOPMENT CONTRACT are unchanged and in full force and effect.

In witness whereof, the parties duly execute this agreement the day and year set forth below.



 /s/ Howard L. Resnikoff                    Dated: 10 June 1994
- ----------------------------                      -------------------
     Howard L. Resnikoff
        Aware, Inc.


/s/ Russell Johnsen                         Dated: June 28, 1994
- ----------------------------                      -------------------
    Russell Johnsen
  Analog Devices, Inc

                    Second Amendment to Development Contract
                        Between Aware and Analog Devices

By agreement of the parties hereto this amendment hereby modifies the DEVELOPMENT CONTRACT between Aware, Inc. and Analog Devices, Inc: dated 25 September 1993, a copy of which is attached, as set forth below:

WHEREAS, ADI and Aware are about to engage in the business of providing "products and technology for Very High Speed ADSL (VDSL) transmission technologies utilized in Fiber to the Curb (FTTC) and Switched Digital Video
(SDV) for the delivery of voice, data and video over networks that use a hybrid of fiber and copper wire twisted pair" (HEREINAFTER REFERRED TO AS "VDSL"). Products will include transceiver solutions utilizing a variety of modulation technologies including QAM, CAP, QPSK, DMT and DWMT and could consist of DSP's, ASIC's, baseband analog and IF/RF components and firmware.

WHEREAS, Aware is engaged in the business of providing system designs, algorithms and software implementations for telecommunications.

WHEREAS, ADI and Aware desire to codevelop transceiver chips and chip sets for VDSL.

WHEREAS, Aware desires to grant ADI a license to use certain of its system designs, algorithms and software, a copy of which is attached hereto and incorporated herein (HEREINAFTER REFERRED TO AS THE "AMENDMENT TO THE LICENSE AGREEMENT").

WHEREAS ADI desires that Aware integrate certain system designs, algorithms and software on ADI DSP chips and that Aware provide system design and algorithm descriptions for ADI's ASIC chip developments,

Now, THEREFORE, the parties agree to amend the DEVELOPMENT CONTRACT of 25 September 1993 by the addition of the following sections:

31. For the development of VDSL, ADI will pay Aware a license fee and royalties as set forth in the AMENDMENT TO THE LICENSE AGREEMENT, which is attached hereto and is being executed simultaneously herewith.

32. Aware agrees to provide ADI with all software, system designs and algorithms necessary to jointly develop prototypes and support production integrated circuits for ADSL and VDSL. Aware and ADI shall provide each other with all pertinent system simulations in a format (e.g. source code and hardcopy) that is immediately usable to the other party.

33. In the event that ADI and Aware seek participants and lead users for the VDSL development effort which result in the payment of NRE, ADI and Aware shall share any received fees equally. It is understood at this time that the goal of this effort is not to charge fees for lead users unless said users required custom software or integrated circuits.

34. Timetable.

       MILESTONE 1: Prototype Design/System Design 10/95
       MILESTONE 2: Chipset Spec 12/95
       MILESTONE 3: Prototype Complete 2/96
       MILESTONE 4: Chipset Software Spec 3/96
       MILESTONE 5: Chipset Design (Tapeout) 6/96
       MILESTONE 6: Chipset Samples 9/96
       MILESTONE 7: Chipset release 1/97

The above timetable is preliminary. Aware and Analog Devices will mutually agree upon a Final Timetable by November 15, 1995. This will include a detailed description of each milestone with designation of responsibility to Aware and/or Analog Devices as appropriate.

If either ADI or Aware misses any of the milestones   in the above timetable by
more than 12 months, then either ADI or Aware may convert the exclusive license granted under Section 2 of the AMENDMENT TO THE LICENSE AGREEMENT to a non-exclusive license.

35. The parties agree that this is an exclusive teaming agreement joining Aware system designs, algorithms and software with ADI DSP and integrated circuits for ADSL and VDSL being developed by the ADI Division responsible for broadband communications (currently this is the responsibility of the Communications Division). Neither party shall enter into a competing agreement with third parties unless the other party had defaulted in its obligations hereunder or unless the license granted under the AMENDMENT TO LICENSE AGREEMENT becomes non-exclusive as provided herein.

36. Both parties acknowledge that at any time ADI may enter into a similar agreement with a provider of single carrier modulation technology such as CAP, QAM, and/or QPSK for this application. If this occurs it will not be in violation of para. 35.

37. Aware acknowledges that at any time, ADI may have to hire, contact or acquire third party developers and consultants to complete the work for this contract, In that event, Aware will agree to work openly with said third parties. If necessary, appropriate confidentiality and Non-Disclosure Agreements will be mutually executed between said third parties and Aware.

38. Both parties agrees that in the event the technology developed under this program and owned by the parties becomes a standard for VDSL then each party will license to third parties that technology on a fair, equitable and non-discriminatory basis.

39. ADI agrees to sell Aware up to 5% of the annual production of ADI chipsets used for VDSL at market prices.

40. ADI and Aware agree to allow one another to review patents applications that are relevant to VDSL before they are filed.

In witness whereof, the parties duly execute this agreement the day and year set forth below.



/s/ James Bender                                Dated:
- ---------------------------
James Bender
CEO and President
Aware, Inc.




/s/ Russell Johnsen
- ----------------------------                     Dated: September 26, 1995
Russell Johnsen
Vice President & General Manager
Communications Division
Analog Devices, Inc.

            APPENDIX 2 TO LICENSE AGREEMENT BETWEEN AWARE AND ANALOG
                                 DEVICES, INC.
            DATED SEPTEMBER 1993 AND EFFECTIVE AS OF THIS 26TH DAY OF
                                 SEPTEMBER 1995.

This Appendix 2 is intended to express the license rights and responsibilities of the parties to intellectual property described and to be developed under a certain SECOND AMENDMENT TO DEVELOPMENT CONTRACT dated as of the date of this Appendix 2. The following provisions are not in substitution of any similarly numbered provisions of the License Agreement but shall be deemed specific to the intellectual property produced pursuant to the terms of the SECOND AMENDMENT TO DEVELOPMENT CONTRACT.

1.11 "PROGRAMS" shall mean the SOFTWARE developed by Aware (and all associated documentation) pursuant to the SECOND AMENDMENT TO THE DEVELOPMENT CONTRACT.

1.12 The term "LICENSED PRODUCTS" is amended to include all ADI products for the FIELDS OF USE (ADSL or VDSL) being developed by the ADI Division responsible for broadband communications (currently this is the responsibility of the Communications Division), including digital and analog chips for ADSL or VDSL (whether or not such chips incorporate the PROGRAMS or any part thereof.)

1.13 "FIELD OF USE" shall mean "products and technology for data, voice and video services over copper VDSL, VADSL, BDSL or other copper technologies used in Fiber to the Curb, Switched Digital Video, Fiber to the Building and Fiber to the Home architectures" (HEREINAFTER REFERRED TO AS "VDSL").

In the ROYALTY Section:

3.5 For the VDSL rights, privileges and license granted hereunder, ADI shall pay a license fee and royalties to Aware in the manner hereinafter provided or until this agreement is terminated.

a. A license fee of $[redact] payable as follows:

             $[redact] upon execution of this agreement.

             [redact] upon completion of the system design and chip set specification (MILESTONES I, 2 and 4 in SECOND
             AMENDMENT TO DEVELOPMENT AGREEMENT).

b. Royalty payment shall be based on the net selling price of the .VDSL LICENSED PRODUCTS and shall be calculated as follows:

c. [redact] of the net selling price. Net selling price is defined as the selling price less any license fees paid to any other valid patent holder. Chips included in the calculation are all chips developed by and sold by ADI for this application.

To maintain the exclusive license, for Calendar years 1996 (CY1996) and 1997 (CY1997), ADI shall make prepaid royalty payments as follows:

For CY1996:
               [redact] payable by 12/31/95. 50% of this payment applies towards VDSL LICENSED PRODUCTS sold by ADI in CY 1996.The remaining 50% applies toward VDSL LICENSED PRODUCT sold by ADI in CY 1997.

For CY1997:
               [redact]

For CY 1998:
               [redact] payable by 12/31/1997.

These are prepaid royalties. In the event that royalties due Aware exceed this amount ADI will start making payments quarterly based on the amount of royalties due Aware above and beyond the prepaid amount.

In addition, to maintain the exclusive license, ADI shall make minimum calendar year royalty payments equal to royalties due on [redact] of the available non-captive market for VDSL transceivers based on the Aware/ADI approach. The balance of the minimum royalty payments shall be due on the 31st of December of each year.

Payment shall be made net 30 days from the above dates. If a payment is not made exclusivity granted under Section 2 will end one calendar year from the date of the last payment.

If ADI can show that a royalty of [redact] does not allow it to compete in the marketplace then reducing the royalty rate shall be discussed. ADI and AWARE will engage in good faith negotiations to determine the new royalty rate. Proof will be in the form of a Full factory cost calculation and market based selling prices. Full factory cost shall be based on industry standard practices. ADI agrees to provide Aware with the necessary information and formulae used in the calculation.

Additionally, as the market develops ADI and Aware jointly may desire to forward price early generation chip sets to gain market penetration. In this event ADI will reduce the selling price and Aware will reduce their royalty rate as appropriate and equitable.

Furthermore, ADI and Aware agree that success in this market may require ADI and Aware to develop multiple generations of the chip set and variations and customizations of the base technology. "Base technology" is defined as the VDSL technology implemented by Aware and ADI under the SECOND AMENDMENT TO THE DEVELOPMENT CONTRACT.

In the event that Aware chooses, at its discretion, not to assist ADI in cost reductions and customizations the royalty payment will be reduced by [redact] or to [redact] whichever is lower and not go below [redact]. In the event that ADI customizes beyond the base technology without any material involvement by Aware, the royalty rate will not be reduced but will be based on the proportion of the chip set, as measured by die area, that incorporates the base codeveloped functionality. ADI will notify Aware, in writing, of its intention to perform the aforementioned cost reductions and customizations. Aware will have 45 days to respond and choose to assist or not to assist ADI.

In the event that ADI does not make the minimum royalty payments, AWARE or ADI may convert the exclusive license granted for VDSL under section 2.1 to a non-exclusive license. In the event that the exclusive license is changed to a non-exclusive licenses, AWARE will not license any other party under terms more favorable than those given to ADI. In the event that any other party or parties must be granted a license, such as if the technology becomes a standard or a large customer requires a second source, the previous clause applies and Aware shall pay ADI 17.57 of all license fee and royalty payments.

Regarding REPRESENTATIONS AND WARRANTIES of Aware and indemnity for INFRINGEMENT (Sections 4 and 8 of the LICENSE AGREEMENT), the parties understand and agree that it may be necessary for ADI to obtain licenses from others to enable ADI to make, use and sell the LICENSED PRODUCTS.

In witness whereof. the parties duly execute this agreement the day and year set forth below.



/s/ James Bender                                 Dated: September 26, 1995
- ---------------------------------                       --------------------
James Bender
CEO and President
Aware, Inc.



/s/ Russell Johnsen                              Dated: September 26, 1995
- ---------------------------------                       --------------------
Russell Johnsen
Vice President & General Manager
Communications Division
Analog Devices, Inc.